UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014

__________

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 24, 2014, Premier Exhibition Management, LLC (the “Company”), a subsidiary of Premier Exhibitions, Inc., entered into a License Agreement with Semmel Concerts GmbH, a German entity, (“Semmel”) to present an exhibition based on King Tutankhamun.    The term of the Agreement is five (5) years from the opening date of the exhibition.

The exhibition, titled The Discovery of King Tut, uses high quality artistic and scientific reproductions of artifacts found in the tomb of King Tutankhamun to recreate the moment of Howard Carter’s discovery of the lost tomb.

Pursuant to the License Agreement, the Company and Semmel will jointly produce and tour the exhibition. Both Semmel and the Company will be paid a management fee for each venue where the exhibition is presented, in the amount of $50,000 for the Company and $50,000 for Semmel for the first venue, $37,500 for the Company and $12,500 for Semmel for the second venue, and $25,000 for the Company and $7,500 for Semmel for each subsequent venue.  After the payment of the costs of presenting the exhibition at each venue, including these management fees, the first $1.075 million in tour profits from the exhibition will be paid 70% to Semmel and 30% to the Company, and the remaining tour profits will be paid 50% to Semmel and 50% to the Company.

This summary does not purport to be complete and is qualified by reference to the full text of the License Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	License Agreement between Premier Exhibition Management LLC and Semmel Concerts GmbH, dated January 24, 2014

99	Press Release dated January 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael Little
Michael Little Chief Financial Officer

Date: January 27, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	License Agreement between Premier Exhibition Management LLC and Semmel Concerts GmbH, dated January 24, 2014

99	Press Release dated January 27, 2014